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                                                                    Exhibit 99.1

Kenneth S. Klipper Joins Freedom Securities Corporation As Chief Financial
Officer

Boston (January 12, 2000) - John Goldsmith, Chairman and Chief Executive Officer of Freedom Securities Corporation (NYSE: FSI), today announced that Kenneth S. Klipper has been named the company's Chief Financial Officer, Executive Vice President and a member of the Freedom Securities Operating Committee. He will assume his new duties on January 18, 2000.


"Ken Klipper is a valuable addition to our senior management team," said Mr. Goldsmith. "His background as a CFO and his wealth of accounting, brokerage, financial management and regulatory expertise will serve our operating units and our shareholders well."


Mr. Klipper comes to Freedom Securities from Fidelity Investments, where most recently he served simultaneously as Senior Vice President and Chief Financial Officer of National Financial Services Corp., the nation's third largest clearing firm, and Fidelity Brokerage Services, Inc., the nation's second largest discount brokerage.


In his new position, Mr. Klipper will assume overall responsibility of the financial stewardship of Freedom Securities. He will oversee the company's internal control structure and will be responsible for all of the company's treasury and accounting functions. "Ken will be an important player in the continued growth of this company and will be very helpful in our evaluation of strategic alliances with other firms," said Mr. Goldsmith.


Prior to his tenure at Fidelity, Mr. Klipper was Controller and Managing Director at Wheat First Butcher Singer, Inc., and a Senior Audit Manager at KPMG Peat Marwick, both in Richmond, Va. He is a graduate of the University of Richmond and is a CPA.


"I am looking forward to joining Freedom Securities, particularly as there appear to be great opportunities for the company to build its revenue base. The management philosophy at Freedom, and its diverse portfolio of strengths, will allow me to use my industry expertise in exciting ways as the company sets its goals for the coming years," said Mr. Klipper.


Freedom Securities Corporation


Freedom Securities Corporation, based in Boston, is a leading full-service retail brokerage and investment firm with some 2,600 employees. Its operating subsidiaries include Tucker Anthony Incorporated, a full-service brokerage and investment firm, and its divisions: Tucker Anthony

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Cleary Gull, an investment banking and institutional brokerage firm, Gibraltar
Securities, a brokerage and investment advisory firm, and Hopper Soliday, a municipal finance and underwriting brokerage firm; Sutro & Co., Incorporated, a West Coast brokerage and investment banking firm; Hill Thompson Magid & Co., a New Jersey-based OTC trading firm; Freedom Capital Management Corporation, a Boston-based asset management firm; and Cleary Gull Investment Management Services, Inc., a Milwaukee-based asset management firm.


Contact:


John Goldsmith, Chairman & CEO
Freedom Securities Corp.
Tel.: 617-725-1764


Christopher Williams
Coltrin & Associates
Tel.: 212-221-1616, ext. 29
E-mail: chris_williams@coltrin.com